UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Aptargroup, Inc.
(Name of Registrant as Specified In Its Charter)

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 18, 2011

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 4, 2011. At the meeting, we will review Aptargroup's performance for fiscal year 2010 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of 2011 Annual Meeting of Stockholders containing instructions on how to access our 2011 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

        A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone, or alternatively, to complete and return a paper proxy card as soon as possible.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider contacting your broker or visit www.proxyvote.com to request electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting.

        I look forward to seeing you on May 4 and addressing your questions and comments.

Sincerely,

Peter Pfeiffer President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424 March 18, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2011: The Proxy Statement and the 2010 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of Aptargroup, Inc. will be held on May 4, 2011, at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.
To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2014;

2.
To hold an advisory vote on executive compensation;

3.
To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.
To approve the 2011 Stock Awards Plan;

5.
To ratify the appointment of the independent registered public accounting firm; and

6.
To transact any other business that is properly raised at the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation, FOR "One Year" as the frequency of the advisory vote on executive compensation, FOR approval of the 2011 Stock Awards Plan, and FOR the ratification of the appointment of the independent registered public accounting firm.

        Stockholders owning our common stock as of the close of business on March 10, 2011, are entitled to vote at the annual meeting. Each stockholder has one vote per share.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for Aptargroup), toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Stephen J. Hagge Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the annual meeting of stockholders of Aptargroup, Inc. to be held on May 4, 2011, beginning at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of Aptargroup's Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting, and Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice will be mailed to stockholders on or about March 18, 2011.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 10, 2011, are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 10, 2011, there were 67,099,201 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

  •
  To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2014

  •
  An advisory vote on executive compensation

  •
  An advisory vote on the frequency of the advisory vote on executive compensation

  •
  To approve the 2011 Stock Awards Plan

  •
  To ratify the appointment of the independent registered public accounting firm

        The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

  •
  FOR all of the director nominees

  •
  FOR the resolution regarding executive compensation

  •
  FOR "One Year" as the frequency of the advisory vote on executive compensation

  •
  FOR the 2011 Stock Awards Plan

  •
  FOR the ratification of the appointment of the independent registered public accounting firm

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        You can vote your proxy in any of the following ways:

  ♦
  By Internet:    Aptargroup encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials.

  ♦
  By Telephone:    You can vote by touch-tone telephone by following the instructions on the proxy card.

  ♦
  By Mail:    If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the prepaid envelope which accompanied that proxy card.

        When voting to elect directors, you have three options:

    •
    Vote for all nominees

    •
    Vote for only some of the nominees

    •
    Withhold authority to vote for all or some nominees

        When voting on the advisory vote on executive compensation, the 2011 Stock Awards Plan and the ratification of the appointment of the independent registered public accounting firm, you again have three options, but they are different from those pertaining to the election of directors:

    •
    Vote FOR a given proposal

    •
    Vote AGAINST a given proposal

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    ABSTAIN from voting on a given proposal

        When making your advisory vote on the frequency of the advisory vote on executive compensation, you have four options:

    •
    Vote for ONE YEAR as the frequency of the advisory vote on executive compensation

    •
    Vote for TWO YEARS as the frequency of the advisory vote on executive compensation

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    Vote for THREE YEARS as the frequency of the advisory vote on executive compensation

    •
    ABSTAIN from voting on the frequency of the advisory vote on executive compensation

        If you return your proxy with no votes marked, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        You can revoke your proxy at any time before it is exercised by any of the following methods:

    •
    Entering a new vote by Internet or telephone

    •
    Writing to Aptargroup's Corporate Secretary

    •
    Submitting another signed proxy card with a later date

    •
    Voting in person at the annual meeting

 What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Aptargroup's common stock on March 10, 2011. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of Aptargroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        The four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the proposal regarding the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, the 2011 Stock Awards Plan and the ratification of the appointment of the independent registered public accounting firm, require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on these proposals. However, if none of the frequency options receive the vote of a majority of the shares present at the meeting and entitled to vote thereon, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders. Abstaining is the legal equivalent of voting against these proposals.

 Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or visiting www.proxyvote.com. Please follow the Vote By Internet instructions on the proxy card or the Notice of Internet Availability of Proxy Materials and you will be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. Effective at the annual meeting, the Board of Directors will be expanded to eleven members. The Board of Directors proposes the following nominees, three of whom are currently serving as directors and one new nominee, to be elected for a new term expiring at the 2014 annual meeting. The new nominee, Mr. George L. Fotiades, was referred by Mr. Harris to the Corporate Governance Committee of the Board of Directors for evaluation and consideration.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors and our director nominee are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board with approximately one-half of our directors being U.S. citizens and approximately one-half being citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses, skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of director experience.

        Set forth below is biographical and other background information concerning each director and director nominee. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each person that led to the Board of Directors' conclusion that he or she should continue to serve as a director, or in the case of Mr. Fotiades, should be nominated to serve as a director. In addition, set forth below is the year during which each director began serving on the Board of Directors of Aptargroup and their age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS
EXPIRING IN 2014

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	—	57	Mr. Fotiades has been Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing) since 2007. From 2004 until 2006, Mr. Fotiades served as President and Chief Operating Officer of Cardinal Health, Inc. From 2000 to 2004, he served as President and CEO of Cardinal's Pharmaceutical Technologies and Services segment, which was subsequently acquired by Blackstone and renamed Catalent Pharma Solutions. Mr. Fotiades also served as Catalent's Chairman from 2007 until 2010. Prior to 2000, he held various senior executive roles at Cardinal Health, and other companies, including President of the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and President of Bristol-Myers Squibb's Consumer Products, Japan division. Mr. Fotiades is a member of the board of directors of the following companies: Prologis (integrated distribution facilities and services) since 2001, Alberto-Culver (personal care and beauty products) since 2006, and Cantel Medical (infection prevention and control products) since 2008. He also represents Diamond Castle on the boards of several privately held companies.

			The Board of Directors concluded that Mr. Fotiades should serve as a director of Aptargroup in part due to his senior executive experience, extensive knowledge of and background in the consumer products and healthcare markets, as well as his board level experience with global organizations.
King W. Harris	1993	67
			Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments). For more than the past five years, Mr. Harris has been a director of Alberto-Culver Co. (personal care and beauty products).

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
			The Board of Directors concluded that Mr. Harris should continue to serve as a director of Aptargroup in part due to his role as former President and Chief Executive Officer of Aptargroup's former parent company, Pittway Corporation, where he had responsibility for overseeing Pittway's packaging businesses from 1978 to 1993, his experience as a director of public, private and civic organizations and his acquisition, marketing, sales and senior management experience, which includes merging Pittway's Seaquist Division with the Pfeiffer Companies to form Aptargroup in 1993.
Peter H. Pfeiffer	1993	62	Mr. Pfeiffer was appointed President and Chief Executive Officer of Aptargroup in 2008. Prior to this appointment, he had been Vice Chairman of the Board since 1993.

			The Board of Directors concluded that Mr. Pfeiffer should continue to serve as a director of Aptargroup in part due to his role as President and Chief Executive Officer of Aptargroup, his deep understanding of Aptargroup's business, as demonstrated by his more than 30 years as an executive of Aptargroup and the Pfeiffer Companies, his knowledge of and background in the global dispensing systems and consumer packaging industry and his related manufacturing, engineering, marketing and senior management experience.
Dr. Joanne C. Smith	1999	50
			Dr. Smith is a physician at the Rehabilitation Institute of Chicago ("RIC") and became RIC's President and Chief Executive Officer in 2006. From 2005 until 2006, Dr. Smith was President of RIC's National Division and from 2002 to 2005, she served as RIC's Senior Vice President, Corporate Strategy. For more than the past five years, Dr. Smith has been a director of Hill-Rom, Inc. (healthcare, medical technology, formerly Hillenbrand Industries).

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptargroup in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptargroup's Pharma business, and her strategic planning, operations and senior management experience.

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2012

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Stefan A. Baustert	2006	55	In 2010, Mr. Baustert started a corporate and financial consultancy business. Since 2009, he has been a member of the supervisory board of IKB Deutsche Industriebank AG (a corporate lending bank publicly listed on the Frankfurt Stock Exchange). Mr. Baustert was the Chief Executive Officer of Singulus Technologies AG (optical storage media) ("Singulus") from 2006 until 2009. From 2003 to 2009, Mr. Baustert was also the Chief Financial Officer and a member of the Managing Board of Singulus. From 2006 to 2009, he was Chairman of the Board of Steag Hamatech AG (media replication machinery).

			The Board of Directors concluded that Mr. Baustert should continue to serve as a director of Aptargroup in part due to his background as the CEO and CFO of a global manufacturer and his related global manufacturing, sales, financial and senior management experience. This experience has also led the Board to determine that Mr. Baustert is an "audit committee financial expert" as defined by the SEC.
Rodney L. Goldstein	2003	59
			Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
			The Board of Directors concluded that Mr. Goldstein should continue to serve as a director of Aptargroup in part due to his background as Managing Director of a private investment firm with a focus on business and industrial services, which is particularly relevant in light of Aptargroup's history of acquiring small innovative packaging businesses, his experiences as a director of several other companies and his acquisition, financial and senior management experience. This experience has also led the Board to determine that Mr. Goldstein is an "audit committee financial expert" as defined by the SEC.
Leo A. Guthart	1993	73
			Mr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc.

			The Board of Directors concluded that Mr. Guthart should continue to serve as a director of Aptargroup in part due to his role as the founder of a venture capital fund, his background as Chief Executive Officer of a division of a leading global manufacturer, his role as former Vice Chairman of Aptargroup's former parent company, Pittway Corporation, and his financial and senior management experience. This experience has also led the Board to determine that Mr. Guthart is an "audit committee financial expert" as defined by the SEC.
Ralf K. Wunderlich	2009	44
			Mr. Wunderlich has been a member of Amcor's Global Executive Team and President of the business group Amcor Flexibles Asia Pacific (packaging solutions) since 2010. He had been President and Managing Director of LINPAC Packaging Ltd. and an executive director of LINPAC Group Ltd. from 2008 through 2009. From 2005 to 2007, Mr. Wunderlich was President of Alcan Packaging, Global Tobacco Packaging. From 2002 to 2005 Mr. Wunderlich was President of Alcan Packaging, Asia & Pacific (now part of Amcor). In 2010, Mr. Wunderlich became a director of AMVIG Holdings Limited, a cigarette packaging and printing company listed on the Hong Kong Stock Exchange.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptargroup in part due to his executive positions at leading global packaging companies, his knowledge of and background in the packaging industry, his international experience in working with and from various European, American and Asian countries and his global financial and senior management experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2013

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	66	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of Aptargroup in part due to his executive role as President of COSFIBEL, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to Aptargroup, and his global financial and senior management experience.
Stephen J. Hagge	2001	59
			Mr. Hagge is the Executive Vice President, Chief Operating Officer, and Secretary of Aptargroup. He was appointed Chief Operating Officer in 2008 and has been Executive Vice President, and Secretary of Aptargroup since 1993. He served as Chief Financial Officer from 1993 to 2008. In 2010, Mr. Hagge became a director of CF Industries Holdings, Inc. (nitrogen and phosphate fertilizer manufacturer).

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of Aptargroup in part due to his role as Executive Vice President, Chief Operating Officer and Secretary of Aptargroup, his deep understanding of Aptargroup's business, as demonstrated by his 29 years as an executive of Aptargroup and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	55	Ms. Monnas has been an independent consultant since 1996. She has served in executive positions at Joh. Benckiser GmbH (consumer products company) from 1989 to 1996, including as President of Benckiser International, and at The Procter & Gamble Company (consumer products company) from 1981 to 1988. For more than the past five years, Ms. Monnas has been a member of the Supervisory Board of Randstad Holding nv (a company publicly listed on the Euroenext Amsterdam Exchange providing human resources services). She is also a non-executive director of Puig S.L. (fragrance, cosmetic and fashion products). From 2005 until 2009 Ms. Monnas was a member of the supervisory board of TNT N.V. (mail, express and logistics services).

			The Board of Directors concluded that Ms. Monnas should continue to serve as a director of Aptargroup in part due to her executive positions at leading global consumer marketing companies, her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to Aptargroup, and her global marketing and senior management experience.

CORPORATE GOVERNANCE

        Aptargroup's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the Aptargroup web site at the following address: http://www.aptar.com. Within the time period required by the SEC and the New York Stock Exchange ("NYSE"), we will post on our website any amendment to or waiver from the Code of Conduct applicable to any executive officer or director. The information provided on our website is not part of this report and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board of Directors of Aptargroup ("Board") has adopted a set of Corporate Governance Principles to provide guidelines for Aptargroup and the Board to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics; Policy Against Hedging

        Ethical business conduct is a shared value of our Board, management and employees. Aptargroup's Code of Business Conduct and Ethics ("Code") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Aptargroup's business. Aptargroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code that applies to any of our directors or executive officers is necessary, Aptargroup intends to post such information on its web site. As of the date of the mailing of this proxy statement, there are no such amendments or waivers.

        Our Board has also adopted a policy that prohibits employees, executive officers and directors from engaging in hedging transactions involving any equity security of Aptargroup.

Common Stock Ownership Guidelines

        In 2010, the Board adopted stock ownership guidelines that require non-executive directors to hold shares of Aptargroup common stock having a value of at least $150,000. Under the guidelines, directors have to achieve the respective level of ownership within five years from the measurement date of July 20, 2010, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors". Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by the Company's Risk Management leader. This presentation includes an assessment and discussion of various risks, including but not limited to, operational, liquidity, and compensation practice risks. The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Independence of Directors

        Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptargroup either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptargroup. Our Board has determined that eight out of ten current directors and the new director nominee are independent in accordance with the New York Stock Exchange listing standards. Those individuals determined to be independent are: S. Baustert, A. Chevassus, G. Fotiades, R. Goldstein, L. Guthart, K. Harris, G. Kampouri Monnas, J. Smith, and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

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  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

  •
  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

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  The director is a current employee of such Firm.

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  The director has an immediate family member who is a current employee of such Firm and who participates in the Firm's audit, assurance or tax compliance (but not tax planning) practice.

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  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

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  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company's, or any executive officer's, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

  •
  Investments by Mr. Harris in a private equity fund managed by Mr. Guthart which, in the aggregate, are less than 1% of the fund's total net asset value.

  •
  Messrs. Fotiades' and Harris' memberships on the Board of Directors of Alberto-Culver Co., a customer of Aptargroup.

  •
  Ms. Monnas' membership on the Board of Directors of Puig S.L., a customer of Aptargroup.

  •
  Mr. Wunderlich's position as President of Amcor Flexibles Asia Pacific, a customer of Aptargroup which purchases goods in the normal course of business that total less than one tenth of one percent of Aptargroup's revenues, and Aptargroup's purchases of goods in the normal course of business from other Amcor affiliates that total less than one tenth of one percent of Amcor's revenues.

 Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Committee (in care of the Secretary at Aptargroup's principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters — Stockholder Proposals" for a director nomination.

        In identifying and evaluating nominees for Director, the Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to nominees recommended by stockholders, the Committee also considers candidates recommended by management or other members of the Board. The Committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any other nominee. The Committee may engage outside advisors to identify potential Director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies Director candidates.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptargroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptargroup's independent directors.

 Audit Committee

        The Board has determined that each member of the Audit Committee (Messrs. Baustert, Goldstein and Guthart) is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board has also determined that Messrs. Baustert, Goldstein and Guthart qualify as "audit committee financial experts" as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board considered, among other things, the relevant experience of Messrs. Baustert, Goldstein and Guthart as described under "Election of Directors." The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of Aptargroup and reviews Aptargroup's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of Aptargroup's external auditor and is responsible for the appointment, retention, termination, compensation and oversight of the external auditor. This committee also reviews Aptargroup's process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics. The Audit Committee also approves or ratifies all related party transactions in excess of $120,000.

Compensation Committee

        The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis".

        The Compensation Committee receives recommendations annually from the CEO and COO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation. In addition, this committee receives compensation information from the Vice President of Human Resources, including information prepared by compensation consulting firms. For a further discussion of compensation information provided to the Compensation Committee by management, see our "Compensation Discussion and Analysis".

        Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. This committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management, including information prepared for management by outside advisers. In 2010, the Compensation Committee engaged Towers Watson to be the Committee's adviser.

 Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the Board who served on the Compensation Committee in 2010 (Messrs. Chevassus, Goldstein, Guthart and Harris) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by Aptargroup under the SEC's rules requiring disclosure of certain relationships and related party transactions. Mr. Pfeiffer, President and Chief Executive Officer, and Mr. Hagge, Executive Vice President and Chief Operating Officer, participate in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. Messrs. Pfeiffer and Hagge may make suggestions or recommendations during these discussions, however all deliberations and determinations regarding the compensation of our executive officers are made solely by the Committee.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. This committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee. Additional information regarding director nominations can be found under the heading "Nomination of Directors".

        The Corporate Governance Committee develops and recommends to the Board Aptargroup's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as Aptargroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of Aptargroup.

BOARD MEETING ATTENDANCE

        The Board met 7 times in 2010. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. Aptargroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Hagge, Harris, and Pfeiffer attended the 2010 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD
Name	Corporate Governance		Audit		Compensation		Executive

S. Baustert(I)			X
A. Chevassus(I)					X
R. Goldstein(I)			X		X	*
L. Guthart(I)			X	*	X
S. Hagge							X
K. Harris(I)	X				X		X	*
G. Kampouri Monnas(I)	X
P. Pfeiffer							X
J. Smith(I)	X	*
R. Wunderlich(I)	X
Number of Meetings in Fiscal 2010	5		10		5		4

X* — Chairperson; (I) — Independent Director

BOARD COMPENSATION

        Employees of Aptargroup do not receive any additional compensation for serving as members of the Board or any of its committees. In 2010, compensation of non-employee directors consisted of the following:

  ♦
  an annual retainer of $30,000, payable $7,500 per quarter effective April 1, 2010, increased from the $24,000 annual retainer prior to April 1, 2010

  ♦
  a fee of $4,500 for each Board meeting attended in person effective April 1, 2010 and $3,500 prior to April 1, 2010 and $1,000 for any teleconference Board meeting

  ♦
  a fee of $1,500 for each committee meeting attended in person effective February 1, 2010 and $1,000 prior to February 1, 2010

  ♦
  $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

  ♦
  an annual retainer of $10,000 for the Chairpersons of the Audit and Compensation Committees

  ♦
  an annual retainer of $7,500 for the Chairperson of the Corporate Governance Committee

  ♦
  in lieu of the annual retainer and any meeting fees, an annual fee of $120,000 (effective February 1, 2010; prior to this date the annual fee was $110,000) is paid to the Chairman of the Board, who is not an executive of Aptargroup

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings.

        Pursuant to the 2008 Director Stock Option Plan, on May 7, 2010, each non-employee director was granted a non-qualifying option to purchase 8,000 shares of common stock at an exercise price of $40.34. The option shares granted to each non-employee director have a ten-year term and vest over a three-year period with one third becoming exercisable on each anniversary of the date of grant or the day before each annual meeting of stockholders.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash ($)
				Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Name	Annual Retainer ($)	Board Meeting and Committee Related Fees ($)	Total Fees Earned or Paid in Cash ($)		Total ($)

S. Baustert	28,500	31,500	60,000	80,560	140,560
A. Chevassus	28,500	25,750	54,250	80,560	134,810
R. Goldstein	28,500	47,250	75,750	80,560	156,310
L. Guthart	28,500	47,250	75,750	80,560	156,310
S. Hagge	—	—	—	—	—
K. Harris	119,167	—	119,167	80,560	199,727
G. Kampouri Monnas	15,000	14,250	29,250	80,560	109,810
P. Pfeiffer	—	—	—	—	—
C. Siebel(3)	13,500	11,500	25,000	—	25,000
J. Smith	28,500	33,250	61,750	80,560	142,310
R. Wunderlich	28,500	25,750	54,250	80,560	134,810
(1)
Option Award amounts represent the grant date fair value using the Black-Scholes option pricing model. Assumptions used in the calculation of the grant date fair values are included in Note 14, "Stock-Based Compensation" to Aptargroup's audited financial statements for the year ended December 31, 2010, included in Aptargroup's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011 ("Aptargroup's Financial Statements").

(2)
The aggregate number of options outstanding as of December 31, 2010 for each non-employee director is as follows: S. Baustert — 20,000, A. Chevassus — 18,000, R. Goldstein — 38,000, L. Guthart — 46,000, K. Harris — 30,000, G. Kampouri Monnas — 8,000, C. Siebel — 830,000 (10,000 of which were granted under Director Stock Option Plans), J. Smith — 30,000, and R. Wunderlich — 14,000.

(3)
C. Siebel served until the 2010 Annual Meeting of Stockholders.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act requires that Aptargroup seek a non-binding advisory vote from its stockholders to approve the compensation as disclosed in the Compensation Discussion & Analysis ("CD&A") and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

        Aptargroup's compensation philosophy is to fairly reward our executives for growing our business and returning value to stockholders and to retain our experienced leaders.

        The overall compensation program for Named Executive Officers ("NEOs") has consistently included an annual performance incentive element that rewards the NEOs for the Company's short-term performance as well as an equity element (typically stock options or restricted stock units) that provides for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity awards. For information on the performance of our common stock value over the past five years, see the stock performance graph that is included in Proposal 4 — To Approve the 2011 Stock Awards Plan. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

        The Board of Directors recommends a vote FOR the following non-binding resolution:

        "Resolved, that stockholders approve the compensation of the Company's NEOs as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement."

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years, Aptargroup is required to submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation shall occur every one, two, or three years.

        After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for Aptargroup and our stockholders at this time.

The Board of Directors recommends a vote FOR "One Year" as the frequency of the advisory vote on executive compensation.

PROPOSAL 4 — TO APPROVE THE 2011 STOCK AWARDS PLAN

Introduction

        Aptargroup is asking stockholders to approve the 2011 Stock Awards Plan, which permits Aptargroup to grant stock options, stock appreciation rights ("SARs"), restricted stock, and restricted stock units ("RSUs") to employees of Aptargroup, its subsidiaries and other entities in which Aptargroup has a direct or indirect equity interest. The purpose of the plan is to promote the long-term financial interests of Aptargroup and its affiliates by (i) attracting and retaining personnel, (ii) motivating personnel by means of growth-related incentives, (iii) providing competitive incentive compensation opportunities, and (iv) further aligning the interests of participants with those of our stockholders.

        The 2011 Stock Awards Plan was approved by the Board on February 23, 2011. Historical share numbers discussed below have been adjusted to reflect the 2-for-1 stock split on May 9, 2007.

        In 2004, stockholders approved the 2004 Stock Awards Plan under which 5,000,000 shares of common stock were made available for the grant of stock options, SARs, restricted stock, RSUs and other awards. In 2008, stockholders approved the 2008 Stock Option Plan under which 3,800,000 shares of common stock were made available for the grant of stock options. The Company has granted an average total of approximately 1.2 million options and an average total of approximately 16,000 RSUs to employees in each of the past 10 years. In January 2011, 1,279,150 options were granted to employees and in February 2011, 5,035 RSUs were granted to executive officers. As of March 10, 2011, approximately 390,000 shares remained available for the grant of awards under the 2004 Stock Awards Plan and approximately 50,000 shares remained available for the grant of options under the 2008 Stock Option Plan. If the 2011 Stock Awards Plan is approved by stockholders, no further awards will be made under the 2004 Stock Awards Plan or the 2008 Stock Option Plan, but if any award previously granted under such plans or any other compensation plan previously maintained by the Company expires unexercised or unpaid or is terminated, cancelled or forfeited without the issuance of shares, such shares will become available under the 2011 Stock Awards Plan. Shares of common stock will not again be available under the 2011 Stock Awards Plan by reason of withholding shares of common stock to satisfy all or a portion of tax withholding obligations relating to such award or using option proceeds to repurchase shares of common stock or by reason of a participant using shares of common stock to pay the exercise price of stock options or SARs. In 2008, stockholders approved the 2008 Director Stock Option Plan under which approximately 388,000 shares remain available for the grant of stock options to directors.

        The following table sets forth information regarding outstanding options and full value awards as of March 10, 2011, for all equity award plans of the Company. These figures represent an update to those provided in our Form 10-K for the fiscal year ended December 31, 2010, filed on February 25, 2011, primarily as a result of stock option exercises and annual stock options granted by the Compensation Committee of the Board of Directors on January 12, 2011.

Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (years)	Full Value Awards Outstanding (#)

9,336,932	31.93	6.5	17,293

        The 2011 Stock Awards Plan will make 4,400,000 shares of common stock available for grants to employees of stock options, SARs, restricted stock, and RSUs. Under the 2011 Stock Awards Plan, (i) any shares of common stock that are subject to awards of stock options or SARs will be counted against this limit as one share of common stock for every one share of common stock granted (with the full number of shares of common stock subject to an SAR being counted rather than only the net shares granted), and (ii) any shares of common stock that are subject to awards other than stock options or SARs will be counted against this limit as 3.39 shares of common stock for every one share of common stock granted.

        Aptargroup has granted stock options to employees since becoming a publicly-owned company in 1993. During the past 14 years, the Company has consistently granted a similar number of stock options each year and has granted RSUs during the past 12 years. The Board of Directors believes that the ability to grant stock options and RSUs is critical to the retention of key employees throughout the Company's global operations and that stock options and RSUs have successfully aligned the interests of our employees with those of our stockholders. Stock options and RSUs are important components of Aptargroup's compensation package and turnover at the executive officer and senior management levels has been historically very low. Further, the Board believes that there is a strong correlation between our ability to grant stock options and RSUs and both our retention of senior management and our share performance. Each of the six executive officers of Aptargroup as of December 31, 2010 has been an employee of Aptargroup for more than 20 years.

        To illustrate our belief in the strong correlation between the granting of stock options and RSUs and our share performance, we have included a graph showing our share performance over the past five years. The following graph shows a comparison of the cumulative total stockholder return on Aptargroup's common stock as compared to the cumulative total return of two other indexes: the Value Line Packaging & Container Industry Group ("Peer Group") and the Standard & Poor's 500 Composite Stock Price Index. The companies included in the Peer Group are: Aptargroup, Inc., Ball Corporation, Bemis Company, Inc., CLARCOR Inc., Crown Holdings, Inc., Greif, Inc., Mead Westvaco, Owen's-Illinois, Inc., Packaging Corporation of America, Rock-Tenn Company, Sealed Air Corporation, Silgan Holdings, Inc. and Sonoco Products Company. Changes in the Peer Group from year to year result from companies being added to or deleted from the Value

Line Packaging & Container Industry Group. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

Comparison of 5 Year Cumulative Stockholder Returns
(source: Standard & Poor's)

        Historically, stock options and RSUs granted by Aptargroup have vested ratably over a three year period, with the first one-third of the grant becoming exercisable in the case of options, or vested in the case of RSUs, on the first anniversary of the grant date. It is the Company's intention to continue this vesting methodology. We believe time-vested stock options and RSUs are an effective means to reward long-term performance.

        Approximately 80% of our employees reside outside of the United States. We believe that the ability to grant stock options and RSUs to employees abroad ensures that our employees in different geographic regions remain focused on the interest of our stockholders. Stock options and RSUs are an effective means to link the interests of our overseas employees to long-term stockholder value.

Description of the Plan

        The following is a brief summary of some of the terms of the 2011 Stock Awards Plan and is qualified in its entirety by, and made subject to, the complete text of the plan set forth as Appendix A to this proxy statement.

        Administration and Eligibility.    The plan will be administered by the Compensation Committee of our Board of Directors or, if 70% of the whole Board so determines, by another committee consisting of not less than two members of the Board (the "Committee"). The plan empowers the Committee, among other things, to (i) select participants, (ii) make awards in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions as it shall deem appropriate, (iv) approve forms to carry out the purposes and provisions of the plan, (v) interpret the plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the plan, (vi) correct any defect or omission or to reconcile any inconsistency in the plan or award granted thereunder, and (vii) make all determinations deemed necessary or advisable for the administration of the plan.

        Any grant of awards under the plan is within the discretion of the Committee. The Committee will not have authority to reprice any stock option or SAR granted under the plan. All employees are eligible to participate in the plan. The Company currently grants stock options to approximately 300 employees and generally awards RSUs to executive officers (presently 7 persons) when they elect to receive a portion of their annual performance incentive in the form of RSUs. The Committee has also granted a limited amount of RSUs to executive officers and other employees (generally not more than 10 individuals in any one year) at the Committee's discretion.

        Shares Subject to the Plan; Adjustment.    The Committee may award a maximum of 4,400,000 shares of common stock pursuant to the plan, subject to adjustment in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event. Any shares of common stock that are subject to awards of stock options or SARs will be counted against this limit as one share of common stock for every one share of common stock granted (with the full number of shares of common stock subject to an SAR being counted rather than only the net shares granted), and any shares of common stock that are subject to awards other than stock options or SARs will be counted against this limit as 3.39 shares of common stock for every one share of common stock granted. If awards granted under the plan or any equity compensation plan previously maintained by the Company expire unexercised or unpaid or are terminated, cancelled or forfeited without the issuance of shares, such shares will again be available under the plan (using the same formula used to count the award against the share limit as set forth above). Shares of common stock will not again be available under the 2011 Stock Awards Plan by reason of withholding shares of common stock to satisfy all or a portion of tax withholding obligations relating to such award or using option proceeds to repurchase shares of common stock or by reason of a participant using shares of common stock to pay the exercise price of stock options or SARs. Shares issued pursuant to the plan may be treasury shares or authorized and unissued shares. The maximum number of shares of common stock subject to options, SARs, performance-based restricted stock, and RSUs granted during any calendar year to any person will be 500,000, subject to adjustment. On March 10, 2011, the closing price of the Company's common stock on the New York Stock Exchange was $48.03 per share.

        The Committee, in its sole discretion, may provide that in the event of a tender offer or accumulation of common stock, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all of the assets, dissolution or change in a majority of the Board of

Directors of Aptargroup, awards may be accelerated and/or cash payments may be made in lieu of such awards.

        Options.    An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an option price that is fixed at the time the option is granted. Options may be either "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or other options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an Aptargroup affiliate which is not an Aptargroup subsidiary corporation (as such term is used in Section 422(b) of the Code). The option price per share of common stock may not be less than 100% of the fair market value at the time the option is granted (or 110% thereof in the case of an ISO granted to a holder of more than 10% of the common stock (a "10% Holder")). An option will be exercisable at such time or times as the Committee determines at or subsequent to the grant, provided that an option may not be exercised later than 10 years after its date of grant (five years in the case of an ISO granted to a 10% Holder). The plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination thereof, or with the proceeds from the sale of the shares purchased through an arrangement with a broker.

        SARs.    An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a base price. Aptargroup will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine. The base price of an independent SAR will be fixed by the Committee at not less than 100% of the fair market value of a share of common stock on the date of grant. SARs granted as an alternative to a previously or contemporaneously granted option will entitle the optionee, in lieu of exercising the option, to receive: (i) the excess of the fair market value of a share of common stock on the date of exercise over the option price (ii) multiplied by the number of shares as to which he or she is exercising the SAR. If an SAR is an alternative to an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised. Each SAR will be exercisable at such time or times as the Committee determines at or subsequent to the grant, provided that an SAR may not be exercised later than 10 years after its date of grant.

        Restricted Stock.    The Committee may grant restricted common stock with such restriction periods as the Committee designates. A restricted stock award may be subject to such other conditions to vesting, including performance goals, as the Committee establishes. Subject to the Company's discretion, Aptargroup will hold stock certificates evidencing restricted shares, and the participant may not sell, assign, transfer, pledge or otherwise encumber, except as hereinafter provided, restricted shares. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant will have all the rights of a holder of common stock as to such restricted stock; provided, however, that cash dividends payable on the common stock during the restriction period or the performance period, as the case may be, will be deferred in accordance with Section 409A of the Code and will be subject to the same restrictions as those on the shares of restricted stock and, if the Committee so determines, reinvested in additional restricted stock or otherwise invested or accruing a yield. Except as otherwise provided by the Committee at or subsequent to the time of grant, upon termination of the participant's employment during the restriction period, the participant will forfeit all shares still subject to restriction.

        Restricted Stock Units.    The Committee may award to any eligible employee RSUs with such restriction periods as the Committee designates. A RSU may be subject to such other conditions to vesting, including performance goals, as the Committee may establish. A participant holding RSUs will have no rights of a holder of common stock. Except as otherwise provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restriction period, the participant will forfeit all RSUs still subject to restriction. Holders of restricted stock units will not be entitled to dividend equivalents.

        With respect to any awards that are intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Committee retains sole discretion to reduce the amount of, or eliminate any payment otherwise payable with respect to, such awards by establishing conditions to payment in addition to the performance goals.

        Performance Goals.    With respect to any award granted under the plan that is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the applicable performance goals will be tied to the following criteria, determined with respect to Aptargroup or any of its Affiliates, divisions or operating units:

  •
  net sales,

  •
  operating income,

  •
  earnings before interest, taxes, depreciation and amortization,

  •
  income before income taxes,

  •
  earnings before interest and taxes,

  •
  cash flow measures,

  •
  return on equity,

  •
  return on net assets employed, or

  •
  net income per common share (basic or diluted) for the applicable performance period.

        Deferral.    A participant may defer receipt of all or a portion of any award in accordance with procedures established by the Committee and in accordance with Section 409A of the Code.

        Transferability.    Awards will not be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Aptargroup or (ii) a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant's lifetime only by the participant or the participant's legal representative or similar person. No award may be transferred by a participant for value or consideration.

        Fair Market Value.    Fair market value on any date means the closing price of common stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

        Surrender.    If so provided by the Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Committee determines.

        Withholding.    The Committee will have the power to withhold, or require a participant to remit to Aptargroup, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the plan. If so permitted by the Committee, a participant may elect to satisfy such taxes by making a cash payment to Aptargroup, having shares issuable under the plan withheld or by delivering other shares to Aptargroup or with the proceeds from the sale of shares through an arrangement with a broker.

        Amendment of the Plan.    The Board of Directors may amend the plan at any time by a resolution adopted by at least 70% of the whole Board of Directors, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of the holder of any outstanding award without his or her consent.

        Effective Date and Term of the Plan.    If approved by our stockholders, the plan will be effective on the date of such approval. In the event that the plan is not approved by our stockholders, the plan will be null and void. The plan will terminate ten years after its effective date, unless terminated earlier by the Board through a resolution adopted by at least seventy percent (70%) of the whole Board. Termination of the plan will not affect the terms or conditions of any award granted prior to termination.

        New Plan Benefits.    The number of stock options or other forms of award that will be granted hereafter under the plan is not currently determinable. Information regarding awards in 2010 under prior stock award or stock option plans to the named executive officers is provided in the "Summary Compensation Table," the "Grants of Plan-Based Awards" table, the "Outstanding Equity Awards at Fiscal Year-End" table and the "Option Exercises and Stock Vested" table. In addition, in 2010, (i) options for 400,000 shares and 8,500 RSUs were granted to all current executive officers as a group and (ii) options for 833,630 shares and 8,000 RSUs were granted to all other eligible employees, including current officers who are not executive officers. Non-employee directors are not eligible to receive awards under the 2004 Stock Awards Plan or the 2008 Stock Options Plan.

 Federal Income Tax Consequences

        The following is a brief summary of the U.S. federal income tax consequences of awards made under the plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

  •
  Stock Options.  A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Aptargroup will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Aptargroup will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and Aptargroup will be entitled to a corresponding deduction.

  •
  SARs.  A participant will not recognize any taxable income upon the grant of an SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of any cash paid by us upon such exercise, and Aptargroup will be entitled to a corresponding deduction.

  •
  Restricted Stock.  A participant will not recognize taxable income at the time of the grant of shares of restricted stock, and Aptargroup will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by Aptargroup as compensation expense, except to the extent the limit under Section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and Aptargroup will be entitled to a corresponding deduction, except to the extent the limit under Section 162(m) of the Code applies.

  •
  Restricted Stock Units.  A participant will not recognize taxable income at the time a restricted stock unit award is granted and Aptargroup will not be entitled to a tax deduction at that time. Upon the payment or settlement of any such award with unrestricted shares of common stock or cash, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Aptargroup. This amount is deductible by Aptargroup as compensation expense, except to the extent the deduction limit under Section 162(m) of the Code applies.

  •
  Section 162(m) of the Code.  Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's three most highly compensated officers other than the chief executive officer and the chief financial officer. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. Based on regulations issued by the United States Department of the Treasury, certain compensation under the plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit under Section 162(m) of the Code, but other compensation payable under the plan is expected to be subject to such limit.

The Board of Directors recommends a vote FOR approval of the 2011 Stock Awards Plan.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

        Aptargroup is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as Aptargroup's independent registered public accounting firm for the fiscal year ending December 31, 2011.

Independent Registered Public Accounting Firm Fees

        PricewaterhouseCoopers LLP has audited Aptargroup's consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees charged to Aptargroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2010 and 2009 fiscal years and for other services rendered during the 2010 and 2009 fiscal years to Aptargroup and its subsidiaries.

Fee Category:	2010	% of Total	2009	% of Total
Audit Fees	$2,980,000	67%	$3,237,000	96%
Audit-Related Fees	—	—%	100,000	3%
Tax Fees	1,464,000	33%	50,000	1%

Total Fees	$4,444,000	100%	$3,387,000	100%

        Audit Fees primarily represent amounts billed for the audit of Aptargroup's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, consents and reviewing documents to be filed with the SEC .

        Audit-Related Fees in 2009 include agreed upon procedures for pre-implementation reviews of certain information systems.

        Tax fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure, particularly to assess alternatives and compliance measures in response to the Company's business reorganization that began in 2010. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptargroup's independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Committee may delegate to one or more of its members the authority to grant such preapprovals provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2011.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        We are a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. We have operations located throughout the world including North America, Europe, Asia and South America and our senior management team is a diverse group of experienced executives who are based in these various regions. Accordingly, because certain executive officers reside in Europe, our compensation programs reflect a blend of both U.S. and local market practices in order for us to retain and motivate the best executive talent around the globe. The named executive officer ("NEO") who resides in Europe is Mr. Pfeiffer, our President and Chief Executive Officer ("CEO"). The salary and annual performance incentive amounts for Mr. Pfeiffer are denominated in U.S. dollars. Our other four current NEOs are Messrs. Hagge, Ruskoski, Doherty and Kuhn, each of whom resides in the United States. Mr. Hagge is our Chief Operating Officer ("COO"), Mr. Kuhn is our Chief Financial Officer ("CFO") and principal financial officer, Mr. Ruskoski is the President of our Food + Beverage segment and Mr. Doherty is the President of our Beauty + Home segment.

        Our compensation program objectives are, first and foremost, to fairly reward our executives for growing our business and returning value to stockholders, and secondly, to retain our experienced leaders. The low turnover rate at our senior management level has been a critical factor in the consistency of our long-term performance over the past 18 years. We believe that one of Aptargroup's competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group. Aptargroup's NEOs for 2010 have been employed by the Company, on average, for over 30 years.

        Our compensation programs include the following elements that support our objectives:

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore linked with stockholders);

  •
  Stock ownership guidelines and limits on NEO stock trading and hedging;

  •
  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites.

        The year 2010 was one of the most successful years in Aptargroup's history with the achievement of the following results:

  •
  Record sales of $2.1 billion, an increase of 13% (from the prior year);

  •
  Record operating income of $268 million, an increase of 35%;

  •
  Record earnings per share of $2.48, an increase of 39%; and

  •
  Return on equity of 14%.

        The latter two elements listed above were components of the annual performance incentive formula used for 2010.

        The NEO direct compensation elements for 2010 were consistent with elements traditionally used by Aptargroup and they included: salary, annual performance incentive amounts, restricted stock units (for certain NEOs) and stock options. We believe our compensation programs and philosophy have contributed to our long-term financial performance.

Compensation Determination

        The Compensation Committee of our Board of Directors (the "Committee") has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptargroup web site located at: www.aptar.com. Under this charter, the Committee has the authority to retain outside advisers as deemed necessary, and in 2010 the Committee retained Towers Watson, a global Human Resources consulting firm . The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange.

        The Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Committee considers the value in the long-term experience of our senior management team and the importance of retaining them. The Committee also reviews past compensation levels when setting current levels. Although the Committee does not solely rely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe compensation data and surveys are important in order to confirm the competitiveness of the Company's compensation levels. Although the Committee uses its judgment and past experience to determine appropriate compensation for each executive, the Committee has historically intended to create a compensation program for NEOs that generally delivers combined salary, annual performance incentives, and long-term incentives, including equity awards, that is between the 50th and 75th percentile of similar amounts delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to Aptargroup. Based on survey information (described in greater detail below) that was provided by Towers Watson, the average total compensation of our NEO group for 2010 was between the 25th and 50th percentile.

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of equity awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that Aptargroup's leaders are personally sensitive to and aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options and, to a lesser degree, restricted stock units. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

        Annually the Committee reviews compensation survey information prepared by Towers Watson for the CEO, COO, CFO, and other executive officer positions. The compensation elements evaluated by Towers Watson are base salary, annual cash incentive compensation, and long-term incentive compensation. When determining the compensation of executive officers other than the CEO and COO, the Committee reviews recommendations furnished by the CEO and COO, including salary and option grant level recommendations.

        For U.S.-based executive officers, salary and annual performance incentive information provided by Towers Watson is based on its U.S. Executive Compensation Database, a survey of over 800 companies from all industries. Data are adjusted to Aptargroup's revenue size using regression analysis (based on Aptargroup's revenue and the respective position's responsibilities, as summarized below). Long-term incentive compensation information is derived from Towers Watson's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (approximately 90 companies).

        For French-based executive officers (none of whom is currently an NEO), both U.S. and French Market data are reviewed. The U.S. Towers Watson data relies on the same sources and adjustments as mentioned above. All French Towers Watson data is based on Towers Watson's French Top Executive Survey, which includes approximately 60 companies.

        For both the U.S. and French market data, given the adjustments made to the data to reflect Aptargroup's business and revenue size, the Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Towers Watson in 2010 was regressed based on the following annual revenue responsibilities, which are representative of Aptargroup's approximate size:

  •
  CEO, COO and CFO: corporate revenues of approximately $2 billion, and

  •
  Segment Presidents: group/segment revenues of approximately $200 million to $1 billion.

        Fees paid to Towers Watson for services rendered in 2010 for compensation survey and determination work totaled approximately $120,000 and fees paid for all other services provided by Towers Watson totaled approximately $65,000.

        In addition to the information provided by Towers Watson, our Vice President of Human Resources annually provides the Committee with the following information relating to the positions of CEO, COO and CFO and other executive officers:

  •
  Individual compensation data for the current and past 2 years.

  •
  A copy of "Pay Increase Trends (%)" from the 2010 Global Compensation Planning Report, prepared annually by Mercer Human Resource Consulting. This section of the report includes information on actual and projected global salary trends by country.

  •
  Compensation information for comparable positions disclosed in the proxy statements of the following publicly traded packaging companies: Bemis Co., Inc., Silgan Holdings, Inc., and West Pharmaceutical Services, Inc. These companies were selected because they operate in industries similar to Aptargroup's and because of their proximity in size to Aptargroup when considering annual revenue and market capitalization.

        Also, in 2010, the Committee engaged the Hay Group, a compensation consulting firm, in order to provide additional perspectives on compensation policies and practices for the Company's executive officers. The information provided by the Hay Group regarding compensation ranges and policies and practices for the Company's executive officers was consistent with survey information provided by Towers Watson.

Elements of Our Compensation Programs

        Cash Compensation:

    •
    Salary

    •
    Annual Performance Incentive (non-equity incentive compensation)

        Equity-based Compensation:

    •
    Stock options

    •
    Restricted Stock Units ("RSUs")

        Other:

    •
    Post-termination compensation (including severance, pension plans, profit sharing and savings plans)

    •
    Perquisites

        Salary.    We believe that competitive salaries play an integral part in attracting and retaining executive talent.

        Annual Performance Incentive.    We believe that the annual performance incentive plans accomplish the important objective of rewarding short-term performance. Additional information on the Company's annual performance incentive plans can be found under the heading "Analysis of Our Compensation Programs." To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual performance cash incentive in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the New York Stock Exchange on the date of grant.

        Equity-based Compensation.    Equity awards granted to our NEOs are made pursuant to our Stock Awards Plans (the "SAP") which have been approved by stockholders. While the SAP provides for awards in the form of stock options, restricted stock, RSUs, and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, restricted stock units granted at the discretion of the Committee or issued to NEOs at their election in lieu of a portion of their annual performance cash incentive as described above. In 2010, the Compensation Committee awarded RSUs to certain executive officers and other senior managers to reward performance and accomplish our compensation objectives. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation and that both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period.

        Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP's terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Committee. The Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, on a single date each year. For 15 out of the last 16 years, the Committee has granted these annual awards at its regularly scheduled meeting in January. The one exception relates to the Committee's decision to delay the granting of options in 2004 until stockholders approved the 2004 Stock Awards Plan, in which case the Committee granted options in June of that year. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made on a consistent basis.

        While NEO option awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, generally in connection with the initial hiring of a new executive officer or key employee.

        RSUs convert into shares of our common stock if the recipient is still employed by us or is an Aptargroup retiree on the date that RSUs vest. RSUs granted under the SAP vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

        Post-termination compensation.    The employment agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Doherty provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Committee's decisions concerning other compensation elements. The Company does not have an employment agreement with Mr. Kuhn; however, it does have a change in control severance agreement with him and he is entitled to certain benefits that are customary for senior executives. We believe the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptargroup. Additional information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2010, is found under "Potential Payments Upon Termination of Employment".

        We also offer pension, profit sharing and savings plans to our employees. We believe that the pension plans and retirement agreements are an important part of our NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders. Additional information regarding our pension plans is found under "Pension Benefits".

        We maintain profit sharing and savings plans for our employees, including certain NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

U.S. Employees

        We have a tax-qualified retirement savings plan ("U.S. Savings Plan") that is available to our employees, including Messrs. Hagge, Ruskoski, Doherty and Kuhn. Employees may contribute a percentage of their pre-tax earnings (limited by anti-discriminatory rules and regulations) to the U.S. Savings Plan and we will make a matching contribution equal to $0.50 for each $1 contributed by our employees, up to a maximum matching contribution of 3% of the employee's earnings. Annual contributions are in accordance with IRS regulations and limits. Amounts held in the U.S. Savings Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Non-U.S. Employees

        Certain employees participate in local profit sharing and savings plans depending on the country of residence.

        We do not have deferred compensation plans.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. The Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

        Aptargroup's compensation programs for our NEOs are designed to support our overall objectives of growing our business, increasing stockholder value and retaining our long-term, experienced senior management team. In order to achieve these objectives, the Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity awards also allows the Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

        The program's specific objectives are as follows:

        A Substantial Portion of NEO Compensation Should Be Performance-Based..    Our compensation program is designed to reward Aptargroup's short-term and long-term performance. In addition to base salary, the two largest components of total NEO compensation are annual performance incentive amounts and stock option grants. Annual performance incentive amounts, which are paid in cash or, at the election of the executive officer, paid in cash and RSUs, are meant to reward our NEOs for current year results. Annual performance incentive amounts of the NEO, are based on formulas described under "Annual Performance Incentive Plans" below. Stock option awards, which vest ratably over a three-year period and have a ten-year expiration life, and RSUs which generally are awarded in lieu of annual performance cash incentive amounts and that vest ratably over a three-year period, are meant to reward our NEOs for the long-term success and growth of our company. Accordingly, such equity awards are considered performance-based compensation.

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

        Taken together, the combined annual performance incentive amount (cash and the grant date fair value of any RSUs taken in lieu of cash) and option values (the grant date fair value), represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2010: 72% for Mr. Pfeiffer, 68% for Mr. Hagge, 62% for Mr. Ruskoski, 62% for Mr. Doherty, and 64% for Mr. Kuhn.

        The graphs below illustrate the amount of performance-based compensation (annual performance cash incentive and equity awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

        A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.    Awarded stock option and RSU values (the grant date fair values) represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2010: 48% for Mr. Pfeiffer, 43% for Mr. Hagge, 47% for Mr. Ruskoski, 38% for Mr. Doherty, and 46% for Mr. Kuhn.

        When including stock options that are exercisable within 60 days of March 10, 2011 (date of record for voting at the annual meeting), Aptargroup's executive officers and directors, as a group, own approximately 6% of the outstanding shares of our common stock.

Cash Compensation

        Base Salary.    We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary levels of the CEO and the COO are established by the Committee each January after evaluating individual performances and discussing the information provided by the Vice President of Human Resources, including survey information prepared by Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and COO, and reviewing any relevant market survey information for the other NEO positions. For 2010, salary levels for our NEOs were increased from 2009 levels as follows: 3% for Mr. Pfeiffer, 3% for Mr. Hagge, 6% for Mr. Ruskoski, 17% for Mr. Doherty, and 6% for Mr. Kuhn. Mr. Doherty's salary increased more, on a relative basis, due to his increased responsibilities as President of Beauty + Home segment.

        Annual Performance Incentive.    The 2010 annual performance incentive amounts of the NEOs were based on a two-part formula that includes the following elements:

  •
  Aptargroup's earnings per share; and

  •
  Aptargroup's return on equity.

        The Committee believes the annual performance incentive elements for the NEOs should be closely aligned with stockholders' interests and, accordingly, selected the above two elements which are each integral drivers of stockholder value. These two elements have been a part of our NEO annual performance incentive program for several years. The Committee also believes that the annual performance incentive amounts should reflect Aptargroup's financial performance, and accordingly, if Aptargroup's results declined significantly, it should be possible that no annual performance incentive be awarded to the NEOs.

        The Committee has determined that the maximum annual performance incentive amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $2 million. The Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such awards.

        Rather than setting thresholds with automatic awards, the annual performance incentive formulas are designed to be flexible and will provide for awards of 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is established. These baseline percentages are then increased or decreased depending on our actual results as described below. As a result of Aptargroup's record results in 2010, the total annual performance incentive award for each NEO increased from the previous year.

Analysis of annual performance incentive elements for the CEO and COO:

  •
  Aptargroup's earnings per share ("EPS"):  If diluted EPS equals the average of the highest EPS of three out of the past four years ("Baseline EPS"), a baseline annual performance incentive of 30% of salary is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 30% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 30% and 60% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 60% and 90% of salary. Due to Aptargroup achieving all-time high annual diluted earnings per share in 2010 of $2.48, this annual performance incentive element percentage for 2010 was 61% of salary.

  •
  Aptargroup's return on equity ("ROE"):  Aptargroup's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 15% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no annual performance incentive percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 15% and 25% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 25% and 35% of salary. Due to Aptargroup's outstanding performance and record results in 2010, including an ROE of 14%, this annual performance incentive element percentage for 2010 was 27% of salary.

Analysis of annual performance incentive elements for the CFO and Segment Presidents:

  •
  Aptargroup's EPS and Aptargroup's ROE:  For the CFO and Segment Presidents, the annual performance incentive elements are the same as those of the CEO and COO, however the CFO's and Segment Presidents' annual performance incentive element percentages are 75% of the annual performance incentive element percentages described above for the CEO and COO.

        In 2010, the mix of salary versus annual performance incentive for the NEOs is represented in the following graphs. Annual performance incentive amounts include cash awards and any deferred cash awards taken in the form of RSUs.

Equity Compensation

        As described above, we believe that a substantial portion of each NEO's compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs with those of our stockholders.

        The amount of compensation provided in the form of equity awards as determined by the Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive's cash compensation. The Committee also reviews the value of long-term incentive compensation in the competitive market when determining equity awards as well as the quantity of shares given to NEOs in prior years. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our

NEOs a substantial alignment with stockholders, while also permitting the Committee to motivate the NEOs to pursue specific short and long-term performance goals. For 2010, total equity compensation (comprised of the value of stock options and RSU grants) represented approximately 45% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, annual performance cash incentive, and other compensation) represented approximately 55% of total compensation (excluding changes in pension benefit valuations).

Stock Ownership and Trading Guidelines

        Under the guidelines, the executive officers must own Company common stock and/or hold restricted stock units representing a value that is as follows: for the CEO, five times his base salary; for the COO, three times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within five years from the measurement date of January 1, 2009, which is the date when the guidelines were adopted, or if they became an executive officer after the measurement date, within five years from becoming an executive officer. In January 2011, the Committee reviewed the stock ownership guidelines for executive officers and determined that each NEO satisfied these guidelines.

        We have an Insider Trading Policy that applies to senior management, including the NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Generally, it also establishes a blackout window that prohibits senior management from entering into transactions regarding our common stock from 30 days prior to the date of a regularly scheduled financial press release, through 24 hours after such release (excluding the exercise of a vested stock option with which shares are purchased under the option but not sold). We may impose additional blackout periods from time to time, if we believe it is necessary.

Tax Considerations

        Section 162(m) of the U.S. IRS Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated executive officers other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is performance-based, as defined in Section 162(m). It is our general policy to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). In accordance with this policy, in 2008, stockholders approved Aptargroup's Annual Bonus Plan, thereby permitting annual performance incentives to be exempt from the deduction limit. Historically, U.S. covered compensation has not exceeded IRS Code Section 162(m) limits. Because Mr. Pfeiffer currently resides in Europe, only portions of his compensation are considered U.S. covered compensation, none of which has exceeded IRS Section 162(m) limits.

 Compensation Committee Report

        The Compensation Committee of the Board of Directors oversees Aptargroup's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company's Proxy Statement to be filed in connection with the Company's 2011 Annual Meeting of Stockholders.

                      Compensation Committee

                      Rodney L. Goldstein (Chair)
                      Alain Chevassus
                      Leo A. Guthart
                      King W. Harris

Summary Compensation Table

        The table below contains compensation information for our current President and CEO, COO and CFO, and the top two compensated other executive officers of Aptargroup. The non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptargroup were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2010, see our "Compensation Discussion and Analysis".

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)(2)	Grant Date Fair Value of Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Peter H. Pfeiffer,	2010	825,000		162,315	1,312,740	726,000	64,051	51,497	3,141,603
President and Chief	2009	800,000		—	1,048,190	344,000	—	46,961	2,239,151
Executive Officer	2008	800,000		—	1,553,100	824,000	2,253,288	30,793	5,461,181
Stephen J. Hagge	2010	620,000		168,210	688,500	495,600	334,355	12,574	2,319,239
Executive Vice
President, Chief Operating	2009	600,000		—	549,750	258,000	248,233	12,574	1,668,557
Officer and
Secretary (Chief	2008	600,000		60,000	826,650	568,000	243,772	23,322	2,321,744
Financial Officer
until September 30, 2008)
Eric Ruskoski,	2010	410,000		129,888	394,740	162,360	253,040	13,016	1,363,044
President, Aptar
Food + Beverage	2009	385,000		—	315,190	111,650	168,251	13,016	993,107
(President, Aptar
Closures until	2008	385,000		52,680	450,900	102,400	173,841	27,904	1,192,725
January 1, 2010)
Patrick Doherty,	2010	410,000		35,080	394,740	270,600	137,213	22,578	1,270,211
President, Aptar
Beauty + Home
Robert Kuhn,	2010	350,000		60,000	394,740	181,000	77,781	8,250	1,071,771
Executive Vice
President and	2009	330,000		—	315,190	105,600	44,672	8,250	803,712
Chief Financial Officer
(effective September 30,	2008	237,423		—	130,260	131,400	39,206	7,750	546,039
2008)
(1)
In 2010, Messrs. Pfeiffer, Hagge and Doherty were granted at the discretion of the Board of Directors and Compensation Committee 4,500, 3,000 and 1,000 RSUs, respectively, with fair values of $162,315, $108,210 and $35,080, respectively, calculated using the closing market price of our common stock ($36.07) on January 21, 2010 for Messrs. Pfeiffer and Hagge and ($35.08) on February 10, 2010 for Mr. Doherty, the date of grants. RSUs vest over a three year period.

(2)
Stock Award Compensation for Messrs. Hagge, Ruskoski and Kuhn includes the fair value of RSUs granted in lieu of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three year period. The number of RSUs granted to Messrs. Hagge, Ruskoski and Kuhn with respect to 2010 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on the amount by the closing market price of our common stock ($49.63) on February 10, 2011, the date of the grant.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Hagge	$50,000/1,007	$10,000/202	$60,000/1,209
E. Ruskoski	$108,240/2,181	$21,648/436	$129,888/2,617
R. Kuhn	$50,000/1,007	$10,000/202	$60,000/1,209
(3)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 14, "Stock-Based Compensation" to Aptargroup's Financial Statements.

(4)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, "Retirement and Deferred Compensation Plans" to Aptargroup's Financial Statements. Mr. Pfeiffer is eligible to receive full pension benefits (defined as 60% of his final year's base salary) at age 60. Messrs. Hagge, Ruskoski, Doherty and Kuhn are eligible to receive full pension benefits once they reach age 65.

(5)
Amount of other compensation in 2010 for Mr. Pfeiffer is comprised of approximately $49,000 relating to a company-provided automobile with the remainder relating to company-provided term life insurance. Amounts of other compensation for Messrs. Hagge, Ruskoski and Doherty in 2010 include Company contributions to profit sharing and savings plans, premiums related to Company-provided supplemental disability, term life insurance, and club dues. The amount of other compensation in 2010 for Mr. Kuhn includes Company contributions to profit sharing and savings plans.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

        The table below includes information regarding the estimated possible annual performance incentive amounts for 2010 for the named executive officers relating to their annual performance incentive formulas.

        The table below also includes information regarding grants of stock options in 2010 and grants of RSUs that were awarded in 2010. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of Aptargroup's common stock on the New York Stock Exchange on the date of grant.

GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)(4)	Option Awards: Number of Securities Underlying Options (#)
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)

P. Pfeiffer	01/20/10	—	—	—	—	143,000	36.42	1,312,740
	01/21/10	—	—	—	4,500	—	—	162,315
	02/10/10	—	—	1,650,000	—	—	—	—
S. Hagge	01/20/10	—	—	—	—	75,000	36.42	688,500
	01/21/10	—	—	—	3,000	—	—	108,210
	02/10/10	—	—	1,240,000	—	—	—	—
E. Ruskoski	01/20/10	—	—	—	—	43,000	36.42	394,740
	02/10/10	—	—	820,000	—	—	—	—
P. Doherty	01/20/10	—	—	—	—	43,000	36.42	394,740
	02/10/10	—	—	820,000	1,000	—	—	35,080
R. Kuhn	01/20/10	—	—	—	—	43,000	36.42	394,740
	02/10/10	—	—	700,000	—	—	—	—
(1)
The annual performance incentive programs allow for reduction factors that would result in no award being made should the Company's results significantly fall short of averages of the past several years and there are no set thresholds.

(2)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding annual performance incentive programs.

(3)
The maximum award allowed under our annual performance incentive plans is 200% of salary.

(4)
Amounts represent RSUs granted to the named executive officers at the discretion of the Board of Directors and Compensation Committee.

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

P. Pfeiffer	—	—	—	—	4,500	214,065
	140,000	—	15.13	01/20/13	—	—
	140,000	—	20.06	06/03/14	—	—
	140,000	—	24.25	01/19/15	—	—
	140,000	—	27.01	01/18/16	—	—
	140,000	—	30.45	01/17/17	—	—
	103,333	51,667	37.52	01/16/18	—	—
	47,667	95,333	30.56	01/14/19	—	—
	—	143,000	36.42	01/20/20	—	—
S. Hagge	—	—	—	—	4,927	234,377
	22,000	—	14.96	01/21/12	—	—
	70,000	—	15.13	01/20/13	—	—
	70,000	—	20.06	06/03/14	—	—
	70,000	—	24.25	01/19/15	—	—
	70,000	—	27.01	01/18/16	—	—
	70,000	—	30.45	01/17/17	—	—
	55,000	27,500	37.52	01/16/18	—	—
	25,000	50,000	30.56	01/14/19	—	—
	—	75,000	36.42	01/20/20	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

E. Ruskoski	—	—	—	—	1,600	76,112
	34,000	—	20.06	06/03/14	—	—
	34,000	—	24.25	01/19/15	—	—
	34,000	—	27.01	01/18/16	—	—
	34,000	—	30.45	01/17/17	—	—
	30,000	15,000	37.52	01/16/18	—	—
	14,334	28,666	30.56	01/14/19	—	—
	—	43,000	36.42	01/20/20	—	—
P. Doherty	—	—	—	—	1,000	47,570
	34,000	—	20.06	06/03/14	—	—
	34,000	—	24.25	01/19/15	—	—
	34,000	—	27.01	01/18/16	—	—
	34,000	—	30.45	01/17/17	—	—
	26,667	13,333	37.52	01/16/18	—	—
	13,000	26,000	30.56	01/14/19	—	—
	—	43,000	36.42	01/20/20	—	—
R. Kuhn	5,000	—	15.13	01/20/13	—	—
	5,500	—	20.06	06/03/14	—	—
	5,500	—	24.25	01/19/15	—	—
	6,000	—	27.01	01/18/16	—	—
	6,400	—	30.45	01/17/17	—	—
	8,667	4,333	37.52	01/16/18	—	—
	14,334	28,666	30.56	01/14/19	—	—
	—	43,000	36.42	01/20/20	—	—

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2011	January 2012	January 2013	Total
P. Pfeiffer	147,000	95,333	47,667	290,000
S. Hagge	77,500	50,000	25,000	152,500
E. Ruskoski	43,667	28,666	14,333	86,666
P. Doherty	40,667	27,333	14,333	82,333
R. Kuhn	33,000	28,666	14,333	75,999
(2)
Stock options are granted with an exercise price equal to closing price of Aptargroup's common stock on the New York Stock Exchange on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Compensation Committee. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	January 2011	February 2011	January 2012	February 2012	January 2013	February 2013	Total
P. Pfeiffer	1,500		1,500		1,500		4,500
S. Hagge	1,000	1,254	1,000	673	1,000		4,927
E. Ruskoski		1,009		591			1,600
P. Doherty		334		333		333	1,000
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of Aptargroup's common stock on the New York Stock Exchange on December 31, 2010, which was $47.57 per share.

Option Exercises and Stock Vested

        The table below provides information on stock option exercises and the vesting of RSUs in 2010.

OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

P. Pfeiffer	208,000	4,853,960	—	—
S. Hagge	45,000	1,327,950	1,907	67,455
E. Ruskoski	68,000	1,974,380	1,009	35,919
P. Doherty	34,000	943,990	1,002	35,100
R. Kuhn	7,500	211,525	—	—
(1)
Value realized represents the difference between the closing price on the New York Stock Exchange of Aptargroup's common stock on the date of exercise and the exercise price of the option award.

(2)
Value realized represents the closing price on the New York Stock Exchange of Aptargroup's common stock on the date of vesting multiplied by the number of shares vested.

 Employment Agreements

        Mr. Pfeiffer's employment agreement provides for employment through June 28, 2013 at a minimum salary of $925,000 per year (which is the 2011 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement.

        If employment ends on account of death, Mr. Pfeiffer's estate will receive one-half of the annual salary that Mr. Pfeiffer would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Pfeiffer is entitled to receive an amount equal to one year's salary (based on the salary then in effect) and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Pfeiffer terminates the agreement without "good reason" (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Pfeiffer is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of Aptargroup, if Mr. Pfeiffer's employment is terminated by Aptargroup or its successor other than for cause, disability or death, or if Mr. Pfeiffer terminates his employment for "good reason," in each case within two years following the change in control, Mr. Pfeiffer is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annual performance incentive in respect of the three fiscal years of Aptargroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive and the continuation of life insurance benefits for two years. In the event that such payments subject Mr. Pfeiffer to excise tax under Section 4999 of the Internal Revenue Code, Mr. Pfeiffer would generally be entitled to receive a "gross-up" payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Pfeiffer from, among other things, becoming employed by a competitor of Aptargroup for a period of one or two years following termination (depending on the nature of the termination).

        Because Mr. Pfeiffer is a citizen and principal resident of Germany, certain employment benefits, including medical and life insurance benefits, and retirement benefits have been provided in agreements between Mr. Pfeiffer and a German subsidiary of Aptargroup. On October 17, 2007, Aptargroup's German subsidiary entered into a new Employment Agreement and Supplement to the Pension Scheme Arrangement with Mr. Pfeiffer. The new German Employment Agreement, which does not provide for salary in addition to the salary described above, became effective on January 1, 2008 and the previous German Employment Agreement terminated on that date. Further information regarding Mr. Pfeiffer's pension arrangement is found under "Pension Benefits".

        Mr. Hagge's employment agreement provides for employment through December 1, 2013 at a minimum salary of $700,000 (which is the 2011 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

        If employment ends on account of death, Mr. Hagge's estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year's salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without "good reason" (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of Aptargroup, if Mr. Hagge's employment is terminated by Aptargroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for "good reason," in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annual performance incentive in respect of the three fiscal years of Aptargroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive and the continuation of medical, disability and life insurance benefits for two years. In the event that such payments subject Mr. Hagge to excise tax under Section 4999 of the Internal Revenue Code, Mr. Hagge would generally be entitled to receive a "gross-up" payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of Aptargroup for a period of one or two years following termination (depending on the nature of the termination).

        Messrs. Ruskoski's and Doherty's employment agreements contain terms that are substantially identical to Mr. Hagge's agreement, including the date the agreement expires and related extension provisions, except that Messrs. Ruskoski's and Doherty's agreements provide that they will receive minimum salaries of $435,000 and $445,000, respectively, (which are the 2011 salaries approved by the Compensation Committee) per year, which amounts may be increased (but not decreased) over the remaining term of the agreement. Mr. Ruskoski informed the Company in October 2009 that he did not wish to have the term of his employment agreement extend beyond December 1, 2011.

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment".

Pension Benefits

U.S. Employees

        Substantially all of the U.S. employees of Aptargroup and its subsidiaries are eligible to participate in the Aptargroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's

"Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of Aptargroup and its subsidiaries participating in the Pension Plan are also eligible for Aptargroup's non-qualified supplemental retirement plan ("SERP"). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        Mr. Pfeiffer is not eligible to receive benefits under the Pension Plan but, as described below, he is entitled to other pension benefits.

Non-U.S. Employees

        Mr. Pfeiffer has an individual retirement agreement that is customary for executives of similar rank in Europe that provides for a defined benefit upon retirement. Mr. Pfeiffer's pension agreement provides him with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's base salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Mr. Pfeiffer's pension agreement provides for a one percent increase in his pension benefit for each year of employment after age 60 until he attains 65 years of age. Benefits are not subject to reduction for Social Security or other offset items.

        The table below includes information relating to the defined benefit retirement plans of each NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2010 are the same as those found in Note 8, "Retirement and Deferred Compensation Plans" to Aptargroup's Financial Statements.

PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)

P. Pfeiffer	Retirement Agreement	n/a	7,840,682
S. Hagge	Employees' Retirement Plan	29	611,207
	Supplemental Retirement Plan	29	1,168,380
E. Ruskoski	Employees' Retirement Plan	34	854,289
	Supplemental Retirement Plan	34	677,787
P. Doherty	Employees' Retirement Plan	23	403,992
	Supplemental Retirement Plan	23	296,376
R. Kuhn	Employees' Retirement Plan	23	230,031
	Supplemental Retirement Plan	23	58,411
(1)
The retirement agreements and plans of Mr. Pfeiffer represents a non-qualified pension plan. The Aptargroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the Aptargroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)
The retirement agreement of Mr. Pfeiffer is based on a percentage of final pay and therefore years of credited service are not considered in determining his pension payments.

Potential Payments Upon Termination of Employment

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2010.

Name / Termination Scenario		Cash Payment	Continuation of Medical / Welfare Benefits	Acceleration of Equity Awards (value as of 12/31/10)	Other	Total Termination Benefits

P. Pfeiffer
•	Normal Expiration of Employment Agreement	$825,000	$3,000	—	—	$828,000
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$2,062,500	$7,500	—	$122,500	$2,192,500
•	Involuntary or Good Reason Termination After a CIC	$4,122,000	$6,000	$3,949,383	—	$8,077,383
•	Disability	$775,000	—	$3,949,383	—	$4,724,383
•	Death	$825,000	—	$3,949,383	—	$4,774,383
S. Hagge
•	Normal Expiration of Employment Agreement	$620,000	$10,500	—	—	$630,500
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$1,808,333	$39,958	—	$10,792	$1,859,083
•	Involuntary or Good Reason Termination After a CIC	$2,944,000	$27,400	$2,197,503	—	$5,168,903
•	Disability	$413,354	—	$2,197,503	—	$2,610,857
•	Death	$620,000	—	$2,197,503	—	$2,817,503
E. Ruskoski
•	Normal Expiration of Employment Agreement	$410,000	$11,000	—	—	$421,000
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$375,833	$13,017	—	$4,033	$392,883
•	Involuntary or Good Reason Termination After a CIC	$1,307,080	$28,400	$1,193,920	—	$2,529,400
•	Disability	$273,347	—	$1,193,920	—	$1,467,267
•	Death	$410,000	—	$1,193,920	—	$1,603,920

Name / Termination Scenario		Cash Payment	Continuation of Medical / Welfare Benefits	Acceleration of Equity Awards (value as of 12/31/10)	Other	Total Termination Benefits

P. Doherty
•	Normal Expiration of Employment Agreement	$410,000	$9,400	—	—	$419,400
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$1,195,833	$39,083	—	$16,042	$1,250,958
•	Involuntary or Good Reason Termination After a CIC	$1,631,800	$26,800	$1,103,277	—	$2,761,877
•	Disability	$273,347	—	$1,103,277	—	$1,376,624
•	Death	$410,000	—	$1,103,277	—	$1,513,277
R. Kuhn
•	Normal Expiration of Employment Agreement	—	—	—	—	—
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	—	—	—	—	—
•	Involuntary or Good Reason Termination After a CIC	$712,000	$9,400	$1,010,605	—	$1,732,005
•	Disability	—	—	$1,010,605	—	$1,010,605
•	Death	—	—	$1,010,605	—	$1,010,605

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health, term life, and disability insurance premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

        Messrs. Pfeiffer, Hagge, Ruskoski, Doherty and Kuhn are not entitled to additional benefits if they voluntarily terminate their employment or they are terminated with cause. Equity awards granted to NEOs continue to vest upon retirement and Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty are retirement eligible. For a description of the value of outstanding equity awards as of December 31, 2010, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty amounts shown above represent their base salaries and, if applicable, health and welfare benefits, and the use of a company-provided automobile (incremental cost to the company shown in the "Other" column above) that each named executive would be entitled to receive over the remaining term of their employment agreements. Amounts would be paid and benefits would be provided on a monthly basis for the remaining term of each respective agreement.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty represent, according to their employment agreements and the CIC provisions therein, two times their highest annualized salary during the 12 month period preceding the termination and two times their highest annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amount shown for Mr. Kuhn represents, according to his severance agreement and the CIC provisions therein, one times his highest annualized salary during the 12 month period preceding the termination and one times his highest annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Doherty also provide for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination. The agreement of Mr. Kuhn also provides for the continuation of health and welfare benefits currently provided for a period of one year following the date of termination.

        Aptargroup's employee stock option and RSU agreements provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2010. Further information regarding unvested stock options and RSUs can be found under "Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End". The accelerated stock option values included in the above table represent the difference between the closing price of Aptargroup's common stock on the New York Stock Exchange on December 31, 2010 ("Closing Price") which was $47.57 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreement of Mr. Pfeiffer provides for cash payments equal to base salary less standard social security benefits paid over a period of twelve months should he become disabled and this total is presented in the above table. The employment agreements of Messrs. Hagge, Ruskoski, and Doherty provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. Such payments are covered under insurance policies paid for by Aptargroup. The cash payment amounts included in the above table for Messrs. Hagge, Ruskoski, and Doherty represents one year of disability payments under this scenario. In addition, Aptargroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        The employment agreements of Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty provide for death benefits equal to their annual base salary. Aptargroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executives are not entitled to additional benefits if there is a CIC without termination other than the acceleration of equity award vesting that is triggered by the CIC event.

Non-compete Information

        The agreements of each NEO contain noncompetition clauses. The agreements of Messrs. Pfeiffer, Hagge, Ruskoski, and Doherty require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company. Mr. Kuhn's agreement includes a provision that requires for one year after termination in the case of termination for good reason following a CIC, that he will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company.

Tax Gross-Ups

        The agreements of our NEOs provide for tax gross-up payments if excise taxes are triggered in connection with termination-related compensation. Based on current information, none of the compensation under any of the termination scenarios would trigger excise taxes and, therefore, no tax gross-up amounts would be necessary.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits".

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2010, relating to Aptargroup's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. The information contained in the table below does not include the effect of the 2011 Stock Awards Plan that is described in Proposal 4 — To Approve the 2011 Stock Awards Plan. Aptargroup does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,450,039	(2)	$28.95	(3)	2,108,786
(1)
Plans approved by stockholders include the Aptargroup Stock Awards Plans, 2008 Stock Option Plan and Director Stock Option Plans.

(2)
Includes 22,303 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 10, 2011, by (a) the persons known by Aptargroup to be the beneficial owners of 5% or more of the outstanding shares of common stock, (b) each director or director nominee of Aptargroup, (c) each of the executive officers of Aptargroup named in the Summary Compensation Table above, and (d) all directors, director nominees and executive officers of Aptargroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Aptargroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options Exercisable Within 60 Days of March 10, 2011
Name	Number of Shares(1)	Percentage(2)

Neuberger & Berman LLC(3) 605 Third Avenue New York, NY 10158	8,678,231	12.9	—
State Farm Mutual Automobile Insurance Company(4) One State Farm Plaza Bloomington, IL 61710	6,275,769	9.4	—
Stefan A. Baustert	13,547	*	12,667
Alain Chevassus	25,167	*	10,667
Patrick Doherty	232,058	*	216,334
George L. Fotiades	—	—	—
Rodney L. Goldstein(5)	34,667	*	30,667
Leo A. Guthart(6)	124,868	*	38,667
Stephen J. Hagge(7)	585,617	*	507,500
King W. Harris(8)	454,315	*	22,667
Giovanna Kampouri Monnas	2,667	—	2,667
Robert W. Kuhn	95,769	*	84,401
Peter H. Pfeiffer	1,973,622	2.9	998,000
Eric Ruskoski(9)	222,543	*	190,001
Dr. Joanne C. Smith(10)	26,914	*	22,667
Ralf K. Wunderlich	8,017	*	6,667
All Directors, Director Nominees and Executive Officers as a Group (16 persons)(11)	3,956,024	5.7	2,265,573
*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 10, 2011.

(2)
Based on 67,099,201 shares of common stock outstanding as of March 10, 2011 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)
The information as to Neuberger & Berman LLC and related entities ("Neuberger & Berman") is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the shared power to vote 7,552,841 shares and the shared power to dispose of 8,678,231 shares.

(4)
The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 6,275,769 shares.

(5)
Mr. Goldstein shares the power to vote and dispose of 4,000 shares.

(6)
Mr. Guthart shares the power to vote and dispose of 86,201 shares.

(7)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(8)
Mr. Harris shares the power to vote and dispose of 156,868 shares.

(9)
Mr. Ruskoski shares the power to vote and dispose of 6,509 shares.

(10)
Dr. Smith shares the power to vote and dispose of 3,907 shares.

(11)
Includes 266,923 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptargroup.

TRANSACTIONS WITH RELATED PERSONS

        Aptargroup or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of 5% or more of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with Aptargroup's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related party transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered Related Party Transactions:

  •
  executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related party transactions, including those involving NEOs and directors as described below.

        Aptargroup had a consulting agreement with Carl Siebel Consulting GmbH which ended June 30, 2010. Compensation for the consulting services provided by Carl Siebel during 2010 totaled €96,250 or approximately $126,000 using current exchange rates. Pursuant to the consulting agreement, which includes a noncompete provision, Carl Siebel Consulting GmbH was an independent contractor, and Mr. Siebel is not an employee of Aptargroup.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, Aptargroup believes that during 2010 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Aptargroup's common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that in 2010, Mr. Baustert, a director, reported on a Form 4 two transactions that were not reported on a timely basis, and the following executive officers each reported on a Form 4 the following number of transactions that were not reported on a timely basis: Mr. Doherty (one transation), Mr. Fourment (two transactions).

AUDIT COMMITTEE REPORT

        Management is responsible for Aptargroup's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptargroup's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptargroup.

        During the course of the fiscal year ended December 31, 2010, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.

        The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptargroup and Aptargroup's management. In considering the independence of Aptargroup's independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 5 — Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm" for 2011.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptargroup's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

                      Audit Committee

                      Leo A. Guthart (Chair)
                      Stefan A. Baustert
                      Rodney L. Goldstein

OTHER MATTERS

Proxy Solicitation

        Aptargroup will pay the cost of soliciting proxies for the annual meeting. Aptargroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptargroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        Aptargroup's Annual Report/Form 10-K for the year ended December 31, 2010 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptargroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Stockholder Proposals

        In order to be considered for inclusion in Aptargroup's proxy materials for the 2012 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at Aptargroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 17, 2011. In addition, Aptargroup's Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

        Stockholders at the 2011 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 10, 2011, who is entitled to vote at the annual meeting and who has given Aptargroup's Secretary timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2011 annual meeting must have been received by the Secretary on or after February 3, 2011 and on or prior to March 5, 2011. The 2012 annual meeting is expected to be held on May 2, 2012. A stockholder proposal or nomination intended to be brought before the 2012 annual meeting must be received by the Secretary on or after February 2, 2012 and on or prior to March 3, 2012. A stockholder proposal or nomination must include the information requirements set forth in Aptargroup's Bylaws.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
March 18, 2011

APPENDIX A

APTARGROUP, INC.
2011 STOCK AWARDS PLAN

        1.    Purpose.    The purpose of the Aptargroup, Inc. 2011 Stock Awards Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining personnel, (b) motivating personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

        2.    Definitions.    The following definitions are applicable to the Plan:

        (a)   "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

        (b)   "Board of Directors" means the Board of Directors of the Company.

        (c)   "Code" means the Internal Revenue Code of 1986, as amended.

        (d)   "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

        (e)   "Common Stock" means Common Stock, par value $.01 per share, of the Company.

        (f)    "Company" means Aptargroup, Inc., a Delaware corporation, and its successors.

        (g)   "eligible employee" means any employee of the Company or an Affiliate.

        (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (i)    "Market Value" on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

        (j)    "participant" means any employee of the Company or an Affiliate who has been granted an award pursuant to the Plan.

        (k)   "performance goals" means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant's receipt of all or a part of a performance-based award under the Plan. With respect to any award intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the applicable performance goals shall be tied to one or more of the following business criteria, determined with respect to the Company or any of its Affiliates, divisions or operating units: net sales, operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), income before income taxes, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or net income per common share (basic or diluted) for the applicable performance period. If the Committee desires that compensation payable pursuant to any award subject to performance goals be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the performance goals (i) shall be established by the Committee no later than 90 days after the beginning of the applicable performance period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard.

        (l)    "performance period" means the time period during which the performance goals applicable to a performance-based award must be satisfied or met.

        (m)  "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

        (n)   "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

        (o)   "whole Board of Directors" means the total number of directors which the Company would have on the Board of Directors if there were no vacancies.

        3.    Administration.    The Plan shall be administered by the Compensation Committee of the Board of Directors or, if directors constituting not less than seventy percent (70%) of the whole Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

        Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants, (2) to make awards in such forms and amounts as it shall determine, (3) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (4) to approve the forms to carry out the purposes and provisions of the Plan, (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, except for any adjustment pursuant to Section 6(b), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or SARs or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs without the approval of the stockholders of the Company.

        The Committee's determinations on matters within its authority shall be final, binding and conclusive. The Committee may delegate any of its authority hereunder to such persons as it deems appropriate, except to the extent that any such delegation will prevent an award from complying with Rule 16b-3 or, in the case of an award that is intended to constitute "qualified performance-based compensation" under such Section 162(m) of the Code, from satisfying the conditions of Section 162(m) of the Code.

        4.    Shares Subject to Plan.    Subject to adjustment as provided in Section 6(b), 4,400,000 shares of Common Stock shall be available for awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding awards. Any shares of Common Stock that are subject to awards of stock options or SARs shall be counted against this limit as one (1) share of Common Stock for every one (1) share of common stock granted (with the full number of shares of Common Stock subject to an SAR being counted rather than only the net shares granted). Any shares of Common Stock that are subject to awards other than stock options or SARs shall be counted against this limit as three-and-thirty-nine one-hundredths (3.39) shares of Common Stock for every one (1) share of Common Stock granted. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or any equity compensation plan previously maintained by the Company on behalf of employees are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR), then such shares of Common Stock shall again be available under the Plan (using the same formula used to count the award against the share limit as set forth above). Shares of Common Stock shall not again be available under the Plan by reason of withholding shares of Common Stock to satisfy all or a portion of tax withholding obligations relating to such award or using option proceeds to repurchase shares of Common Stock or by reason of a participant using shares of Common Stock to pay the exercise price of stock options or SARs awarded hereunder. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

        To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock subject to all options, SARs and performance-based restricted stock and restricted stock units that in each case are granted during any calendar year to any person shall be 500,000, subject to adjustment as provided in Section 6(b).

        5.    Awards.    The Committee may grant to eligible employees, in accordance with this Section 5 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units.

        (a)   Options.

        (1)   Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company. To the extent that the aggregate Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as ISOs are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute nonqualified stock options.

        (2)   The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of the grant; provided that if an ISO is granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Market Value) required by the Code in order to constitute an ISO.

        (3)   Each option shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant, provided that no option shall be exercised later than 10 years after its date of grant; provided that if an ISO shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.

        (4)   An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (D) a combination of (A) and (C), in each case to the extent set forth in the agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C) or (D), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No shares of Common Stock shall be issued or delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

        (b)   SARs.

        (1)   An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a base price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The base price of a tandem SAR shall be the option price of the related option. The base price of an independent SAR shall be fixed by the Committee at not less than 100% of the Market Value of a share of Common Stock on the date of grant of the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination may take into consideration any preference expressed by the holder.

        (2)   Each SAR shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant, provided that no SAR shall be exercised later than 10 years after its date of grant.

        (3)   An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

        (c)   Restricted Stock.

        (1)   The Committee may award to any eligible employee shares of Common Stock, subject to this Section 5(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Subject to the Company's discretion, each certificate for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

        (2)   There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. A restricted stock award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock; provided, however, that cash dividends payable on the Common Stock during the restriction period or the performance period, as the case may be, shall be deferred in accordance with Section 409A of the Code and shall be subject to the same restrictions as those on the shares of restricted stock and, if the Committee so determines, reinvested in additional restricted stock or otherwise invested or accruing a yield. Upon the lapse of all restrictions on a restricted stock award, the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to this Section 5(c)(2).

        (3)   Except as otherwise provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

        (d)   Restricted Stock Units.

        (1)   The Committee may award to any eligible employee restricted stock units ("restricted stock units"), subject to this Section 5(d) and such other terms and conditions as the Committee may prescribe. Upon termination of the restrictions related thereto, each restricted stock unit shall be converted into one share of Common Stock.

        (2)   There shall be established for each restricted stock unit award a restriction period (the "restricted stock unit restriction period") of such length as shall be determined by the Committee. A restricted stock unit award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restricted stock unit restriction period. Upon the lapse of all restrictions on a restricted stock unit award, each restricted stock unit shall be settled by delivery of one share of Common Stock and the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates representing the number of shares of Common Stock.

        (3)   Prior to the settlement of a restricted stock unit award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award. Holders of restricted stock units shall not be entitled to dividend equivalents.

        (4)   Except as otherwise provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restricted stock unit restriction period all restricted stock units still subject to restrictions shall be forfeited by the participant.

        (e)   Qualified Performance-Based Awards.

        With respect to any award granted under the Plan that is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code:

        (1)   In no event shall any participant receive a payment with respect to any such award if the minimum threshold performance goals requirement applicable to the payment is not achieved during the performance period.

        (2)   The Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable to a participant with respect to any award. The Committee may exercise such discretion by establishing conditions for payments with respect to awards in addition to the performance goals, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

        (3)   At the time of grant of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices or unusual or non-recurring items or occurrences (but only to the extent that any revision complies with Section 162(m) of the Code). Following the conclusion of each performance period, the Committee shall determine and certify in writing the extent to which performance goals have been attained.

        (f)    Deferral of Awards.    A participant may elect to defer all or a portion of any award in accordance with procedures established by the Committee and in accordance with

Section 409A of the Code. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by Market Value and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

        (g)    Surrender.    If so provided by the Committee at or subsequent to the time of grant, an award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

        6.    Miscellaneous Provisions.

        (a)    Nontransferability.    No award under the Plan shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during the participant's lifetime only by the participant or the participant's legal representative or similar person. Except as permitted by the second preceding sentence, no award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void. For the sake of clarity, no award may be transferred by a participant for value or consideration.

        (b)    Adjustments.    In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, the number and class of securities available under the Plan, the maximum number of shares available for any type of award or for grants to any person, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding award, and the terms of each other outstanding award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase or similar price; provided, however, that in the event of a cash dividend, other than a regular cash dividend, the Committee shall have the discretion to make any or all of the foregoing adjustments. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award in whole or in part after such adjustment, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the excess, if any, of (a) the Market Value on the vesting, exercise or settlement date over (b) the exercise or similar price, if any, of such award.

        (c)    Tax Withholding.    The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An agreement relating to an award may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the "Tax Date") in the amount necessary to satisfy any such obligation or (2) the holder of the award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) in the case of an option a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (iii) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iv) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (v) any combination of (i) and (iii), in each case to the extent set forth in the agreement relating to the award; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the minimum amount required to be withheld. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

        (d)    Listing and Legal Compliance.    The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee

        (e)    Beneficiary Designation.    To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

        (f)    Rights of Participants.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

        (g)    Amendment.    The Board of Directors, through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors, may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

        7.    Effective Date and Term of Plan.    The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

As adopted by the Board of Directors on February 23, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000089342_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mr. George L. Fotiades 02 Mr. King W. Harris 03 Mr. Peter H. Pfeiffer 04 Dr. Joanne C. Smith 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 VOTE BY INTERNET - www.proxyvote.com *** Aptargroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Aptargroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Advisory Vote on Executive Compensation The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 4 Approval of the 2011 Stock Awards Plan 5 Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2011 NOTE: IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000089342_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . Aptargroup, Inc. 475 West Terra Cotta Ave., Suite E Crystal Lake, IL 60014 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Aptargroup, Inc., to be held on May 4, 2011 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees, FOR proposals 2, 4, and 5, and FOR 1 YEAR with respect to proposal 3. This proxy revokes any proxy previously given. Continued and to be signed on reverse side

See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000089343_1 R1.0.0.11699 APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 Annual Meeting March 10, 2011 May 04, 2011 May 04, 2011 9:00 AM CDT Sidley Austin LLP One South Dearborn Street Chicago, IL 60603

Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . XXXX XXXX XXXX Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX 0000089343_2 R1.0.0.11699 1. Notice & Proxy Statement 2. Annual Report Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2011 to facilitate timely delivery.

Voting items 0000089343_3 R1.0.0.11699 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mr. George L. Fotiades 02 Mr. King W. Harris 03 Mr. Peter H. Pfeiffer 04 Dr. Joanne C. Smith The Board of Directors recommends you vote FOR the following proposal: 2 Advisory Vote on Executive Compensation The Board of Directors recommends you vote 1 YEAR on the following proposal: 3 Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation The Board of Directors recommends you vote FOR proposals 4 and 5. 4 Approval of the 2011 Stock Awards Plan 5 Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2011 NOTE: IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424.

0000089343_4 R1.0.0.11699